Exhibit 2.1

EXECUTED

AGREEMENT AND PLAN OF MERGER

among

RAYMOND JAMES FINANCIAL, INC.,

MACAROON ONE LLC,

MACAROON TWO LLC

and

TRISTATE CAPITAL HOLDINGS, INC.

October 20, 2021

TABLE OF CONTENTS

	ARTICLE I

	THE MERGERS

1.1	The Mergers	2
1.2	Closing	2
1.3	Effective Times	2
1.4	Effects of the Mergers	2
1.5	First Merger	3
1.6	Second Merger	4
1.7	Company Preferred Stock; Warrant	4
1.8	Treatment of Company Equity Awards	5
1.9	Governing Documents	5
1.10	Tax Treatment	6

	ARTICLE II

	EXCHANGE OF SHARES

2.1	Purchaser to Make Consideration Available	6
2.2	Exchange of Shares	6

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Corporate Organization	9
3.2	Capitalization	10
3.3	Authority; No Violation	12
3.4	Consents and Approvals	12
3.5	Reports	13
3.6	Financial Statements	14
3.7	Broker’s Fees	15
3.8	Absence of Certain Changes or Events	15
3.9	Legal and Regulatory Proceedings	15
3.10	Taxes and Tax Returns	15
3.11	Employees	17
3.12	SEC Reports	19
3.13	Compliance with Applicable Law	19
3.14	Certain Contracts	21
3.15	Agreements with Regulatory Agencies	22
3.16	Risk Management Instruments	23
3.17	Environmental Matters	23
3.18	Investment Securities and Commodities	24
3.19	Real Property	24
3.20	Intellectual Property; Data Privacy; Information Security.	24
3.21	Related Party Transactions	26
3.22	State Takeover Laws	26
3.23	Reorganization	26
3.24	Opinion	26
3.25	Company Information	26
3.26	Loan Portfolio	27
3.27	Insurance	28

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3.28	Broker-Dealer and Investment Advisory Matters	28
3.29	Fiduciary Commitments and Duties	29
3.30	Registered Funds	29
3.31	COVID-19 Matters	29
3.32	No Other Representations or Warranties	30

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUBS

4.1	Corporate Organization	31
4.2	Capitalization	32
4.3	Authority; No Violation	33
4.4	Consents and Approvals	33
4.5	Reports	34
4.6	Financial Statements	34
4.7	Broker’s Fees	35
4.8	Absence of Certain Changes or Events	36
4.9	Legal and Regulatory Proceedings	36
4.10	SEC Reports	36
4.11	Compliance with Applicable Law	36
4.12	Agreements with Regulatory Agencies	37
4.13	Reorganization	37
4.14	Purchaser Information	37
4.15	No Other Representations or Warranties	37

	ARTICLE V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the First Effective Time	37
5.2	Forbearances of the Company	38
5.3	Forbearances of Purchaser	41

	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	42
6.2	Access to Information; Confidentiality	44
6.3	Non-Control	44
6.4	Shareholders’ Approvals	45
6.5	Legal Conditions to Mergers	46
6.6	Stock Exchange Listing	47
6.7	Employee Matters	47
6.8	Indemnification; Directors’ and Officers’ Insurance	48
6.9	Additional Agreements	49
6.10	Advice of Changes	49
6.11	Shareholder Litigation	50
6.12	Reserved	50
6.13	Acquisition Proposals	50
6.14	Corporate Governance	52
6.15	Public Announcements	52
6.16	Change of Method	52
6.17	Takeover Statutes	53

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6.18	Treatment of Company Indebtedness	53
6.19	Exemption from Liability Under Section 16(b)	53
6.20	Securities Aggregation	53
6.21	Advisory Client Consents; Fund Approvals	54
6.22	Certain Tax Matters	54

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Mergers	54
7.2	Conditions to Obligations of Purchaser and Merger Subs	55
7.3	Conditions to Obligations of the Company	56

	ARTICLE VIII

	TERMINATION AND AMENDMENT

8.1	Termination	57
8.2	Effect of Termination	58

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Amendment	59
9.2	Extension; Waiver	59
9.3	Nonsurvival of Representations, Warranties and Agreements	59
9.4	Expenses	60
9.5	Notices	60
9.6	Interpretation	60
9.7	Counterparts	61
9.8	Entire Agreement	61
9.9	Governing Law; Jurisdiction	61
9.10	Waiver of Jury Trial	62
9.11	Assignment; Third-Party Beneficiaries	62
9.12	Specific Performance	62
9.13	Severability	62
9.14	Confidential Supervisory Information	62
9.15	Delivery by Facsimile or Electronic Transmission	63

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INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	6.13(a)
Acquisition Proposal	6.13(a)
Agreement	Preamble
Average Purchaser Share Price	1.8(a)
BHC Act	3.1(a)
Burdensome Regulatory Condition	6.1(c)
Cash Consideration	1.5(a)
Certificates of Merger	1.3
Chartwell	6.14(a)
Chosen Courts	9.9(b)
Client Investment Advisory Contract Consents	6.21(a)
Client Investment Advisory Contracts	6.21(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.7(c)
Company Articles	3.1(a)
Company Bank	3.1(b)
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.4(a)
Company Broker-Dealer Subsidiary	3.4
Company Bylaws	3.1(a)
Company Common Stock	1.5(a)
Company Contract	3.14(a)
Company Disclosure Schedule	Article III
Company Equity Awards	1.8(d)
Company ERISA Affiliate	3.11(a)
Company Indemnified Parties	6.8(a)
Company Insiders	6.19
Company Meeting	6.4(a)
Company Option	1.8(a)
Company Owned Properties	3.19
Company Preferred Stock	3.2(a)
Company Qualified Plans	3.11(c)
Company Real Property	3.19
Company Regulatory Agreement	3.15
Company Reports	3.12
Company Restricted Share	1.8(b)
Company Securities	3.2(a)
Company Series A Preferred Stock	1.7(a)
Company Series B Preferred Stock	1.7(b)
Company Software	3.20(e)
Company Subsidiary	3.1(b)
Company Tax Certificate	6.22(a)
Confidentiality Agreement	6.2(b)
Continuation Period	6.7(a)
Continuing Employees	6.7(a)
Director Restricted Share	1.5(a)

-iv-

Term	Section
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
Equity Award Conversion Amount	1.8(b)
ERISA	3.11(a)
Exchange Act	3.6(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FBCA	3.4
FDI Act	3.1(b)
FDIC	3.1(b)
Federal Reserve Board	3.4
FINRA	3.4
First Certificates of Merger	1.3
First Effective Time	1.3
First Merger	Recitals
FLLCA	1.1
Florida DOS	1.3
Fund Approvals	6.21(b)
GAAP	3.1(a)
Governmental Entity	3.4
HSR Act	3.4
Initial Surviving Entity	Recitals
Intended Tax Treatment	Recitals
Intellectual Property	3.20(a)
Intervening Event	6.4(b)
IRS	3.11(b)
IT Assets	3.20(h)
Liens	3.2(b)
Loans	3.26(a)
Malicious Code	3.20(h)
Management Support Agreement	Recitals
Material Adverse Effect	3.1(a)
Merger Sub 1	Preamble
Merger Sub 1 Articles of Organization	4.1(a)
Merger Sub 1 LLC Interest	1.5(e)
Merger Sub 1 Operating Agreement	4.1(a)
Merger Sub 2	Preamble
Merger Sub 2 Articles of Organization	4.1(a)
Merger Sub 2 LLC Interest	1.6
Merger Sub 2 Operating Agreement	4.1(a)
Merger Subs	Preamble
Mergers	Recitals
Multiemployer Plan	3.11(a)
Multiple Employer Plan	3.11(e)
NASDAQ	3.4
New Certificates	2.1
New Purchaser Preferred Stock	1.7(b)
Non-Voting Common Stock	1.7(c)
NYSE	2.2(e)
Old Certificate	1.5(b)

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Term	Section
Option Payout Amount	1.8(a)
Pandemic	3.1(a)
Pandemic Measure	3.1(a)
PBCL	1.1
Pennsylvania Department	3.4
Pennsylvania DOS	1.3
Permitted Encumbrances	3.19
Personal Data	3.20(f)
PETL	1.1
Premium Cap	6.8(b)
Privacy Laws	3.20(f)
Proxy Statement	3.4
Purchaser	Preamble
Purchaser 401(k) Plan	6.7(c)
Purchaser Benefit Plans	6.7(c)
Purchaser Bylaws	4.1(a)
Purchaser Charter	4.1(a)
Purchaser Common Stock	1.5(a)
Purchaser Disclosure Schedule	Article IV
Purchaser Equity Awards	4.2(a)
Purchaser ERISA Affiliate	6.7(c)
Purchaser Preferred Stock	1.7(a)
Purchaser Regulatory Agreement	4.12
Purchaser Reports	Article IV
Purchaser Restricted Share	1.8(a)
Purchaser Securities	4.2(a)
Purchaser Series A Preferred Stock	1.7(a)
Purchaser Series B Preferred Stock	1.7(b)
Purchaser Subsidiary	4.1(b)
Purchaser Tax Certificate	6.22(a)
Recommendation Change	6.4(a)
Registered Funds	3.30(a)
Registered IP	3.20(a)
Regulatory Agencies	3.5
Representatives	6.13(a)
Requisite Company Vote	3.3(a)
Requisite Regulatory Approvals	6.1(b)
S-4	3.4
Sarbanes-Oxley Act	3.6(c)
SEC	3.4
Second Certificates of Merger	1.3
Second Effective Time	1.3
Second Merger	Recitals
Securities Act	3.12
Security Breach	3.20(g)
Series C Preferred Stock	Recitals
SRO	3.5
Stock Consideration	1.5(a)
Subsidiary	3.1(a)
Superior Proposal	6.13(a)

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Term	Section
Support Agreement	Recitals
Surviving Entity	Recitals
Takeover Statutes	3.22
Tax	3.10(c)
Tax Return	3.10(d)
Termination Date	8.1(c)
Termination Fee	8.2(b)
Trade Secrets	3.20(a)
Warrants	Recitals

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AGREEMENT AND PLAN OF MERGER, dated October 20, 2021 (this “Agreement”), among Raymond James Financial, Inc., a Florida corporation (“Purchaser”), Macaroon One LLC, a Florida limited liability company and direct, wholly-owned Subsidiary of Purchaser (“Merger Sub 1”), Macaroon Two LLC, a Florida limited liability company and direct, wholly-owned Subsidiary of Purchaser (“Merger Sub 2” and together with Merger Sub 1, “Merger Subs”), and TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”).

RECITALS

A. The Boards of Directors of Purchaser and the Company have unanimously determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement, and the sole member of each of Merger Sub 1 and Merger Sub 2 has approved this Agreement and the transactions contemplated hereby.

B. Upon the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub 1 will merge with and into the Company (the “First Merger”), so that the Company is the surviving entity (in such capacity, the “Initial Surviving Entity”) in the First Merger, and (ii) as promptly as practicable following the consummation of the First Merger, the Initial Surviving Entity will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), so that Merger Sub 2 is the surviving entity (in such capacity, the “Surviving Entity”) in the Second Merger.

C. In furtherance thereof, the respective Boards of Directors of Purchaser and the Company have unanimously approved, adopted and declared advisable the Merger and this Agreement, approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and, with respect to the Board of Directors of the Company, has resolved to submit this Agreement to its shareholders for approval and to recommend that its shareholders approve this Agreement.

D. Concurrently with the execution and delivery of this Agreement, Purchaser, the Company and the holder of all shares of Series C Perpetual Non-Cumulative Convertible Non-Voting Preferred Stock, no par value, of the Company (“Series C Preferred Stock”) and the holder of those certain warrants to purchase 922,438 shares of Company Common Stock (the “Warrants”) have entered into an agreement (the “Support Agreement”) pursuant to which the Company and such holder have agreed, among other things, to cause all shares of Series C Preferred Stock and the Warrants to be treated as contemplated by this Agreement, including by way of amendment of such Series C Preferred Stock or Warrants as necessary.

E. Concurrently with the execution and delivery of this Agreement, James F. Getz and Brian S. Fetterolf have each entered into an agreement with Purchaser (the “Management Support Agreement”) pursuant to which such persons have agreed, among other things and subject to the terms and conditions set forth in the Management Support Agreement, to vote or cause to be voted any shares of the capital stock of the Company beneficially owned by them in favor of adopting this Agreement.

F. For U.S. federal income tax purposes, the parties to this Agreement intend that the Mergers, taken together, shall be treated as a single integrated transaction and together shall constitute a single “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which Purchaser and the Company are parties under Section 368(b) of the Code and any comparable provision of state or local law (the “Intended Tax Treatment”).

G. In order to implement the Intended Tax Treatment, this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

H. In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers. Subject to the terms and conditions of this Agreement, in accordance with the Florida Revised Limited Liability Company Act (the “FLLCA”), the Pennsylvania Business Corporations Law of 1988 (the “PBCL”) and the Pennsylvania Entity Transactions Law (the “PETL”), at the First Effective Time, Merger Sub 1 shall merge with and into the Company pursuant to this Agreement. The Company shall be the Initial Surviving Entity, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the First Merger, the separate corporate existence of Merger Sub 1 shall terminate. Subject to the terms and conditions of this Agreement, in accordance with the FLLCA, the PBCL and the PETL, immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, the Initial Surviving Entity shall merge with and into Merger Sub 2 pursuant to this Agreement. Merger Sub 2 shall be the Surviving Entity, and shall continue its corporate existence under the laws of the State of Florida. Upon consummation of the Second Merger, the separate corporate existence of the Initial Surviving Entity shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) will take place remotely by electronic exchange of documents at 10:00 a.m., Eastern time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by the Company and Purchaser. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Times. On or (if agreed in writing by the Company and Purchaser) prior to the Closing Date, Purchaser and the Company, respectively, shall cause to be filed articles of merger with the Department of State of the State of Florida (the “Florida DOS”) in accordance with the FLLCA and a statement of merger with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania DOS”) in accordance with the PBCL and the PETL (collectively, the “First Certificates of Merger”) with respect to the First Merger. The First Merger shall become effective at such time as specified in the First Certificates of Merger in accordance with the relevant provisions of the FLLCA, the PBCL and the PETL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “First Effective Time”). Immediately following or (if agreed in writing by the Company and Purchaser) prior to the First Effective Time, Purchaser and the Initial Surviving Entity, respectively, shall cause to be filed articles of merger with the Florida DOS in accordance with the FLLCA and a statement of merger with the Pennsylvania DOS in accordance with the PBCL and the PETL (the “Second Certificates of Merger” and together with First Certificates of Merger, the “Certificates of Merger”) with respect to the Second Merger. The Second Merger shall become effective at such time as specified in the Second Certificates of Merger in accordance with the relevant provisions of the FLLCA, the PBCL and the PETL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Effective Time”).

1.4 Effects of the Mergers. At and after the First Effective Time, the First Merger shall have the effects set forth in the applicable provisions of the FLLCA, the PBCL, the PETL and this Agreement, and at and after the Second Effective Time, the Second Merger shall have the effects set forth in the applicable provisions of the FLLCA, the PBCL, the PETL and this Agreement.

1.5 First Merger.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of Purchaser, Merger Sub 1, the Company or the holder of any securities of the foregoing, subject to Section 2.2(e), each share of the common stock, no par value, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the First Effective Time, including each unvested Company Restricted Share (defined below) held by a non-employee director of the Board of Directors of the Company (each, a “Director Restricted Share”), except for shares of Company Common Stock owned by the Company or Purchaser (in each case of shares of Company Common Stock owned by the Company or Purchaser, other than shares of Company Common Stock (i) held in brokerage accounts, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by the Company or Purchaser in respect of debts previously contracted), shall be converted into the right to receive (A) $6.00 in cash (the “Cash Consideration”) and (B) 0.25 shares (the “Exchange Ratio”; and such shares, the “Stock Consideration”) of the common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”).

(b) All of the shares of Company Common Stock converted into the right to receive the Cash Consideration and the Stock Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined below) representing the number of whole shares of Purchaser Common Stock that such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, (iii) the Cash Consideration that such shares of Company Common Stock have been converted into the right to receive, and (iv) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, on or after the date hereof and prior to the First Effective Time, the outstanding shares of Company Common Stock or Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Purchaser and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit the Company or Purchaser to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the First Effective Time, all shares of Company Common Stock that are owned by the Company or Purchaser (in each case, other than shares of Company Common Stock (i) held in brokerage accounts, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by the Company or Purchaser in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

(d) At and after the First Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the First Effective Time shall remain an issued and outstanding share of common stock of Purchaser and shall not be affected by the First Merger.

(e) At and after the First Effective Time, by virtue of the First Merger and without any action on the part of Purchaser, Merger Sub 1, the Company or the holder of any securities of the foregoing, each limited liability company interest of Merger Sub 1 (the “Merger Sub 1 LLC Interests”), issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Initial Surviving Entity.

1.6 Second Merger . At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Purchaser, Merger Sub 2, the Initial Surviving Entity or the holder of any securities of the foregoing, (i) each share of the common stock, no par value, of the Initial Surviving Entity issued and outstanding immediately prior to the Second Effective Time, shall be cancelled and retired and cease to exist, and (ii) each limited liability company interest of Merger Sub 2 (the “Merger Sub 2 LLC Interests”), issued and outstanding immediately prior to the Second Effective Time, shall be unaffected by the Second Merger and shall remain outstanding as a limited liability company interest in the Surviving Entity. At and after the Second Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of common stock of Purchaser and shall not be affected by the Second Merger.

1.7 Company Preferred Stock; Warrant.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of Purchaser, the Company or the holder of any securities of Purchaser or the Company, each share of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, no par value, of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive a share of a newly created series of preferred stock of Purchaser, par value $0.10 per share (“Purchaser Preferred Stock”), having powers, preferences and special rights that are not materially less favorable than the Company Series A Preferred Stock (all shares of such newly created series, collectively, the “Purchaser Series A Preferred Stock”) and, upon such conversion, the Company Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time.

(b) At the First Effective Time, by virtue of the First Merger and without any action on the part of Purchaser, the Company or the holder of any securities of Purchaser or the Company, each share of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, no par value, of the Company (“Company Series B Preferred Stock”) issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive a share of a newly created series of Purchaser Preferred Stock having powers, preferences and special rights that are not materially less favorable than the Company Series B Preferred Stock (all shares of such newly created series, collectively, the “Purchaser Series B Preferred Stock” and, together with the Purchaser Series A Preferred Stock, the “New Purchaser Preferred Stock”) and, upon such conversion, the Company Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time.

(c) At the First Effective Time, by virtue of the First Merger and without any action on the part of Purchaser, the Company or the holder of any securities of Purchaser or the Company, each share of Series C Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive $30.00 in cash multiplied by the number of non-voting common stock, no par value, of the Company (“Non-Voting Common Stock”) such share of Series C Preferred Stock is convertible into pursuant to the terms of the certificate of designations with respect to the Series C Preferred Stock, as amended as contemplated in the Support Agreement. Upon such conversion, the Company Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time.

(d) At the First Effective Time and as contemplated by the Support Agreement, the Warrants shall be automatically converted into the right to receive a cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Warrants, multiplied by (ii) $30.00 minus the applicable exercise price per share of Company Common Stock subject to such Warrants. Upon such conversion, the Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time.

1.8 Treatment of Company Equity Awards.

(a) At the First Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”), which have all vested prior to the date of this Agreement, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into right to receive a cash payment equal to the product (rounded down to the nearest whole number) of the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time and (i) (A) the amount of the Cash Consideration, plus (B) the Exchange Ratio multiplied by the Average Purchaser Share Price (this clause (i), the “Option Payout Amount”), minus (ii) the exercise price per share of the Company Common Stock subject to such Company Option. At the First Effective Time, each Company Option that has an exercise price greater than or equal to the Option Payout Amount shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor. For purposes of this Agreement, the “Average Purchaser Share Price” means the average of the per share volume weighted average trading prices of Purchaser Common Stock on the NYSE (as reported in the Eastern Edition of The Wall Street Journal, or if not reported thereby, another authoritative source) for ten (10) trading days ending on the third (3rd) business day prior to the Closing.

(b) At the First Effective Time, each outstanding unvested restricted stock award (a “Company Restricted Share”), except any Director Restricted Share, shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share of Company Common Stock and shall be converted into a number of restricted shares of (or, if determined by Purchaser in consultation with the Company and in compliance with applicable laws and the terms of the Company Benefits Plans pursuant to which Company Restricted Shares were issued, a number of restricted stock units denominated in shares of) Purchaser Common Stock (each, a “Purchaser Restricted Share”) equal to the Equity Award Conversion Amount (rounded down to the nearest whole number). Except as specifically provided above, at and following the First Effective Time, each such Purchaser Restricted Share shall continue to be governed by the same terms and conditions as were applicable to the applicable Company Restricted Share immediately prior to the First Effective Time. For purposes of this Agreement, the term “Equity Award Conversion Amount” means (i) the Exchange Ratio plus (ii) the quotient of (A) the Cash Consideration divided by (B) the Average Purchaser Share Price.

(c) At or prior to the First Effective Time, the Company, the Board of Directors of the Company and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.8.

(d) Purchaser shall take all corporate actions that are necessary for the treatment of Company Options and Company Restricted Shares (together, the “Company Equity Awards”) pursuant to Sections 1.8(a) and 1.8(a), including the reservation, issuance and listing of Purchaser Common Stock as necessary to effect the transactions contemplated by this Section 1.8.

1.9 Governing Documents; Directors and Officers.

(a) First Merger. At the First Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall be the articles of incorporation of the Initial Surviving Entity until thereafter amended in accordance with applicable law. At the First Effective Time, the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall be the bylaws of the Initial Surviving Entity until thereafter amended in accordance with applicable law. The directors and officers of the Company as of immediately prior to the First Effective Time shall be the initial directors and officers of the Initial Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) Second Merger. At the Second Effective Time, the articles of organization of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the articles of organization of the Surviving Entity until thereafter amended in accordance with applicable law, except that references to the name of Merger Sub 2 shall be replaced by “Tristate Capital Holdings LLC”. At the Second Effective Time, the operating agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with applicable law, except that references to the name of Merger Sub 2 shall be replaced by “Tristate Capital Holdings LLC”. The parties shall take all actions necessary so that from and after the Second Effective Time, the managers and officers, as applicable, of Merger Sub 2 immediately prior to the Second Effective Time shall become and constitute the only managers and officers, as applicable, of the Surviving Entity, each to hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.10 Tax Treatment. It is intended that the Mergers, taken together, shall qualify for the Intended Tax Treatment and this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

ARTICLE II

EXCHANGE OF SHARES

2.1 Purchaser to Make Consideration Available. At or prior to the First Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of Company Preferred Stock), (i) certificates or, at Purchaser’s option, evidence in book-entry form, representing shares of Purchaser Common Stock or New Purchaser Preferred Stock to be issued pursuant to Section 1.5 and Section 1.7 (collectively, referred to herein as “New Certificates”) and (ii) cash in an amount sufficient to pay (a) the aggregate Cash Consideration and (b) cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to the Stock Consideration payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the First Effective Time, but in no event later than five (5) business days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock or Company Preferred Stock immediately prior to the First Effective Time that have been converted at the First Effective Time into the right to receive Purchaser Common Stock or New Purchaser Preferred Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Purchaser Common Stock, the Cash Consideration and any cash in lieu of fractional shares or shares of New Purchaser Preferred Stock, as applicable, which the shares of Company Common Stock or Company Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of (x) the Cash Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (y) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (z) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b) or (iii) New Certificate(s) representing the number of shares of New Purchaser Preferred Stock to which such holder of Company Preferred Stock shall have become entitled pursuant to the provisions of Article I, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the First Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock or shares of New Purchaser Preferred Stock which the shares of Company Common Stock or Company Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive, the applicable Cash Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Purchaser Common Stock or New Purchaser Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock or shares of New Purchaser Preferred Stock that the shares of Company Common Stock or Company Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Purchaser Common Stock or New Purchaser Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Purchaser Common Stock or New Purchaser Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the First Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Purchaser Common Stock or New Purchaser Preferred Stock, the Cash Consideration and cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Purchaser Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the First Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the First Effective Time shall be paid to the Surviving Entity. Any former holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of Purchaser Common Stock, the Cash Consideration and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New Purchaser Preferred Stock and any unpaid dividends and distributions on the New Purchaser Preferred Stock deliverable in respect of each former share of Company Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, Merger Subs, the Company, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of Company Common Stock or shares of Company Preferred Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g) Purchaser shall be entitled to deduct and withhold, or cause the Surviving Entity or the Exchange Agent to deduct and withhold, from any Cash Consideration, cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Preferred Stock or Company Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser, the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Preferred Stock or Company Equity Awards in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Purchaser Common Stock, the Cash Consideration and any cash in lieu of fractional shares, or the shares of New Purchaser Preferred Stock, as applicable, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) other sections of this Article III to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure applies to such other sections) or (y) as disclosed in any Company Reports publicly filed with or furnished to the SEC by the Company since December 31, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company represents and warrants to Purchaser and Merger Subs as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has not elected to be treated as a financial holding company under the BHC Act. The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser, the Company or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined below), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease or other public health event (including a Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other parties in contemplation of the transactions contemplated hereby (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the transactions contemplated hereby), or (F) a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), in which case, only the incremental additional disproportionate impact of such change (and not the entire effect of such change) will be considered, or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, (x) the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza); (y) the term “Pandemic Measure” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law or directive mandated by any Governmental Entity, in each case, in connection with or in response to any Pandemic; and (z) the term “Subsidiary” when used with respect to any person, means any subsidiary of such person as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHC Act. True, correct and complete copies of the amended and restated articles of incorporation of the Company (the “Company Articles”) and the amended and restated bylaws of the Company (the “Company Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by the Company to Purchaser in the virtual data room maintained by the Company.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of the Company or any Company Subsidiary to pay dividends or distributions except, in the case of the Company or a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. TriState Capital Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of the Company (“Company Bank”), is the only Company Subsidiary that is a depository institution, and the deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDI Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries as of the date hereof. No Company Subsidiary is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True, correct and complete copies of the organizational documents of the Company and each Company Subsidiary as in effect as of the date of this Agreement have previously been made available by the Company to Purchaser. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of the Company other than the Company Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 58,306,694 shares of Company Common Stock, 6,653,347 shares of which are designated as Non-Voting Common Stock, and 150,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of October 18, 2021, there were: (i) 33,154,343 shares of Company Common Stock issued and outstanding, including 1,779,310 shares of Company Common Stock granted in respect of outstanding Company Restricted Shares, and no shares of Non-Voting Common Stock are issued and outstanding; (ii) 274,820 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options; (iii) 2,399,368 shares of Company Common Stock held in treasury; (iv) 40,250 shares of Company Series A Preferred Stock issued and outstanding; (v) 80,500 shares of Company Series B Preferred Stock issued and outstanding; and (vi) 683 shares of Series C Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, for changes since October 18, 2021 resulting from the exercise, vesting or settlement of any Company Options and Company Restricted Shares in the ordinary course of business described in the immediately preceding sentence and 1,206,884 shares of Company Common Stock reserved for issuance pursuant to future grants under the Company equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company is current on all dividends payable on the outstanding shares of Company Preferred Stock, and has complied in all material respects with the terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Other than Company Preferred Stock, Company Equity Awards and Warrants issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”). Other than Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of the Company or any Company Subsidiary) are outstanding. No Company Subsidiary owns any capital stock of the Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any Company Subsidiary is a party with respect to the voting or transfer of Company Common Stock, Company Preferred Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any shareholder or other person any registration rights.

(b) The Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, no Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Company Subsidiary, or contracts, commitments, understandings or arrangements by which any Company Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Company Subsidiary, or otherwise obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth, for each Company Equity Award, a true, correct and complete list of the holder, type of award, grant date, number of shares, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date, in each case as of the date hereof.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the transactions contemplated hereby (including the Mergers), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that this Agreement and transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Company Common Stock (the “Requisite Company Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of the Company of an advisory (non-binding) vote on the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser and Merger Subs) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the Mergers), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles, the Company Bylaws or the organizational documents of any Company Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any Company Contract, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and The NASDAQ Stock Market, LLC (“NASDAQ”), (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Pennsylvania Department of Banking and Securities (the “Pennsylvania Department”), and approval or waiver of such applications, filings and notices, (d) the filing with the Financial Industry Regulatory Authority (“FINRA”) of an application by Chartwell TSC Securities Corp. (the “Company Broker-Dealer Subsidiary”) under FINRA Rule 1017 and approval of such application, which shall include an application by the Company Broker-Dealer Subsidiary on Form CMA and approval by each applicable Governmental Entity with which the Company Broker-Dealer Subsidiary is registered, (e) the filing of those additional applications, filings and notices, if any, listed in Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and the registration statement on Form S-4, to be filed with the SEC by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Florida DOS pursuant to the FLLCA and the Pennsylvania DOS pursuant to the PBCL and the PETL and the filing of the certificates of designations for the New Purchaser Preferred Stock with the Florida DOS pursuant to the Florida Business Corporation Act (the “FBCA”), (h) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement, the issuance of the shares of New Purchaser Preferred Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock and New Purchaser Preferred Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality (including any government-sponsored enterprise) or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the First Merger and the other transactions contemplated hereby. As of the date hereof, the Company has no knowledge of any reason why the necessary regulatory approvals and consents to be obtained by the Company or a Company Subsidiary pursuant hereto will not be received by the Company or such Company Subsidiary to permit consummation of the Mergers in accordance with this Agreement.

3.5 Reports. The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority, and (vi) any self-regulatory organization as defined in Section 3(a)(26) of the Exchange Act or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market (an “SRO”) (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. No such report, form, correspondence, registration or statement, together with any amendments made with respect thereto, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and the Company Subsidiaries, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any Company Subsidiary since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any Company Subsidiary, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any Company Subsidiary since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.6 Financial Statements.

(a) The financial statements of the Company and the Company Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and the Company Subsidiaries have been and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any Company Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Any such disclosures were made in writing by management to the Company’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Purchaser. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2019, (i) neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing the Company or any Company Subsidiary, whether or not employed or retained by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.

3.7 Broker’s Fees. With the exception of the engagement of Stephens Inc., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. The Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Stephens Inc. related to the Mergers and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2020 through the date of this Agreement, the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, except for actions taken in response to Pandemic Measures or in connection with the transactions contemplated by this Agreement.

3.9 Legal and Regulatory Proceedings.

(a) Neither the Company nor any Company Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (which shall not include ordinary course examinations) of any nature against the Company or any Company Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the First Merger, would apply to the Initial Surviving Entity or any of its affiliates or, upon consummation of the Second Merger, would apply to the Surviving Entity or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of the Company and its Subsidiaries has complied with all applicable laws relating to the withholding of Taxes and information reporting and have duly and timely withheld and paid over to the appropriate Tax authority all amounts required to be so withheld and paid over under all applicable laws with respect to any employee, creditor, shareholder, independent contractor or other third party; neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither the Company nor any of its Subsidiaries has received notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries; neither the Company nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last six (6) years; neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company), or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b) Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for material Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP.

(c) As used in this Agreement, the term “Tax” or “Taxes” means, whether disputed or not (a) any and all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon; (b) any liability for the payment of any amounts of the type described in (a) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract or otherwise by operation of law.

(d) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, or any other document supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would, at the relevant time, be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b) With respect to each Company Benefit Plan, the Company has made available to Purchaser, to the extent applicable, accurate and complete copies of: (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iv) the most recently received IRS determination letter or opinion letter, (v) the most recently prepared actuarial report, and (vi) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan. The IRS has issued a favorable determination letter or opinion letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(d) The Company and its Subsidiaries do not have any liability with respect to a plan that is subject to Title IV of ERISA.

(e) None of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to the Company and its Subsidiaries, taken as a whole, no Company Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries, taken as a whole.

(i) None of the Company and its Subsidiaries nor any Company ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Company ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any such employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust on or after the First Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) to any employee, officer, director or other service provider of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) The transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m) As of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, there are no pending or, to the knowledge of the Company, threatened organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

(n) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. The Company and its Subsidiaries are, and have been since January 1, 2019, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigrant, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(o) In the past five (5) years, neither the Company nor any of the Company Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or independent contractor of the Company or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of the Company or its Subsidiaries or (ii) a senior employee of the Company or its Subsidiaries. In the past five (5) years, to the knowledge of the Company, no allegations of sexual harassment have been made against (x) an executive officer of the Company or its Subsidiaries or (y) a senior employee of the Company or its Subsidiaries.

3.12 SEC Reports. The Company has previously made available to Purchaser a true, correct and complete copy of each (a) Company Report filed with or furnished to the SEC by the Company since December 31, 2018 and prior to the date hereof (other than those Company Reports that are publicly available) and (b) communication mailed by the Company to its shareholders since January 1, 2019 and prior to the date hereof (other than those communications that are publicly available). No such Company Report and no such communication (whether or not publicly available), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2019, as of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports. “Company Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since December 31, 2018 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

3.13 Compliance with Applicable Law.

(a) The Company and each of the Company Subsidiaries holds, and has at all times since January 1, 2019, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of its respective businesses and ownership of its respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each Company Subsidiary have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, guideline and/or policy of any Governmental Entity relating to the Company or any Company Subsidiary, including without limitation the Federal Deposit Insurance Act, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C,

the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm- Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and the Company Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by the Company and the Company Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where the Company and the Company Subsidiaries conduct business.

(c) Company Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Without limitation, none of the Company or any Company Subsidiary, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, (i) used any funds of the Company or any Company Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any Company Subsidiary, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any Company Subsidiary, (v) made any fraudulent entry on the books or records of the Company or any Company Subsidiary, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any Company Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any Company Subsidiary, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(e) As of the date hereof, each of the Company and Company Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither the Company nor Company Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) neither the Company nor any Company Subsidiary has directly contracted with an agent for providing assistance to eligible borrowers in connection with any Paycheck Protection Program loans; (ii) the Company and each Company Subsidiary has properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of the Company, any Company Subsidiary, or any of its or a Company Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true, correct and complete and accurately reflect the assets, activities and results of such agent or fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule or as publicly filed with any Company Reports since December 31, 2018 and prior to the date hereof, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Company Benefit Plan:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by the Company or any Company Subsidiary or upon consummation of the transactions contemplated by this Agreement (including the Mergers) will materially restrict the ability of the Surviving Entity or any of its affiliates to engage or compete in any line of business or in any geographic region (including any non-compete or client or customer non-solicitation requirement);

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Company Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or the Company Subsidiaries, taken as a whole;

(vi) (A) that relates to the incurrence of indebtedness by the Company or any of the Company Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from a Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of the Company Subsidiaries of, or any similar commitment by the Company or any of the Company Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $1,000,000 or more;

(vii) relating to the lease of personal property having a value in excess of $100,000 in the aggregate;

(viii) pursuant to which the Company or any of its Subsidiaries grants or receives a license, covenant not to sue, release, waiver, option or similar right under any Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries, other than non-exclusive licenses granted (A) to the Company or its Subsidiaries either for off-the-shelf software or information technology services on standardized terms that are generally commercially available, and (B) by the Company or its Subsidiaries in the ordinary course of business to customers for their use of the Company’s products and services relating thereto pursuant to terms that are consistent in all material respects with form agreements made available to Purchaser;

(ix) relating to the development or ownership of material Intellectual Property developed for or at the request of the Company, other than employee agreements and contractor agreements that are consistent in all material respects with form agreements made available to Purchaser;

(x) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement;

(xi) which relates to capital expenditures and involves future payments in excess of $250,000 in the aggregate;

(xii) which is not terminable on sixty (60) days or less notice and involves the payment of more than $450,000 per annum, other than contracts involving loans, extensions of credit or other banking products or funding arrangements offered by the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(xiii) that is a settlement, co-existence agreement, consent or similar agreement and contains any material continuing obligations of the Company or any Company Subsidiary;

(xiv) that is with any Governmental Entity; or

(xv) that relates to the acquisition or disposition of any person, business or asset and under which the Company or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has made available to Purchaser true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b) (1) Each Company Contract is valid and binding on the Company or a Company Subsidiary, as applicable, and in full force and effect, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (2) the Company and each Company Subsidiary have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Company Contract, except where such noncompliance or nonperformance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (3) to the knowledge of the Company, each third-party counterparty to each Company Contract has, in all material respects, complied with and performed all obligations required to be complied with and performed by it to date under such Company Contract, (4) neither the Company nor any Company Subsidiary has knowledge of, or has received notice of, (A) any violation of any Company Contract by any of the other parties thereto or (B) any dispute with any third party to any Company Contract, (5) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Company or any Company Subsidiary, or to the knowledge of the Company, any other party thereto, of or under any such Company Contract (6) neither the Company nor any Company Subsidiary is engaged in any negotiation or re-negotiation of any Company Contract and (7) no third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract as a result of a Pandemic.

3.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions based on a requirement of, any Regulatory Agency or other Governmental Entity that currently (i) restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its or any affiliate’s business (including its or their ability to pay dividends), (ii) requires the maintenance of any level of capital in excess of amounts otherwise required under applicable law or (iii) that are material to its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised in writing, or to the knowledge of the Company, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company or any Company Subsidiary or for the account of a customer of the Company or a Company Subsidiary, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or a Company Subsidiary enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). The Company and each Company Subsidiary has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and the Company Subsidiaries are in compliance, and have complied since January 1, 2019, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims, causes of actions or actions, or to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any Company Subsidiary of any liability or obligation arising under any Environmental Law pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company, the Company Subsidiaries, and the activities, operations and conditions on the real property have complied with all applicable Environmental Laws; and (ii) there are and have been no releases from underground or above ground storage tanks or any other releases of hazardous substances or other conditions of contamination present at or released from any Company Real Property or, to the knowledge of the Company, formerly owned, operated, or otherwise used by the Company or any of the Company Subsidiaries or at any off-site location, for which the Company or any of the Company Subsidiaries has or could reasonably expect to incur liability under or relating to Environmental Laws. The Company has delivered to Purchaser copies of all environmental reports, studies, assessments, sampling data and memoranda in the possession of the Company relating to the Company or any Company Subsidiary or any of their current or former properties or activities. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company, the Company Subsidiaries, and the activities, operations and conditions on the real property have complied with all applicable Environmental Laws; and (ii) there are and have been no releases from underground or above ground storage tanks or any other releases of hazardous substances or other conditions of contamination present at or released from any Company Real Property or, to the knowledge of the Company, formerly owned, operated, or otherwise used by the Company or any of the Company Subsidiaries or at any off-site location, for which the Company or any of the Company Subsidiaries has or could reasonably expect to incur liability under or relating to Environmental Laws. The Company has delivered to Purchaser copies of all environmental reports, studies, assessments, sampling data and memoranda in the possession of the Company relating to the Company or any Company Subsidiary or any of their current or former properties or activities.

3.18 Investment Securities and Commodities. Each of the Company and the Company Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or the Company Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects. The Company and each of its Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and each Company Subsidiary has, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects.

3.19 Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports publicly filed with or furnished to the SEC by the Company since December 31, 2018 and prior to the date hereof as being owned by the Company or any Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid and freely assignable either as a matter of right or by operation of law without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened legal actions or condemnation proceedings against the Company Real Property.

3.20 Intellectual Property; Data Privacy; Information Security.

(a) Section 3.20(a) of the Company Disclosure Schedule lists all Intellectual Property issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Entity, intellectual property registrar or Internet domain name registrar and owned by the Company or any of its Subsidiaries (“Registered IP”), indicating for each such item of Registered IP, as applicable, the registration or application number, application or registration date, owner(s) and filing jurisdiction. Each item of material Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. For purposes of this Agreement, “Intellectual Property” means any intellectual property or proprietary rights of any kind arising in any jurisdiction, including any: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing; inventions and discoveries, whether patentable or not, patents, and invention disclosures and improvements; trade secrets and confidential or proprietary know-how, including confidential or proprietary processes, technologies, protocols, formulae, prototypes and customer or supplier lists, and rights to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); data and database rights; copyrights, writings and other works, whether copyrightable or not and whether in published or unpublished works; and any applications, registrations, extensions, modifications, renewals, reissues, reexaminations, divisionals, continuations, or continuations-in-part of any of the foregoing.

(b) To the knowledge of the Company, the Company and its Subsidiaries exclusively own all material Intellectual Property that they purport to own, free and clear of any Liens other than Permitted Encumbrances, and otherwise have a valid and subsisting right to use all Intellectual Property necessary for the operation of their respective businesses as currently conducted. Except as would not reasonably be expected to result in material liability or disruption to their respective businesses, neither the Company nor any of its Subsidiaries is in breach of any applicable license pursuant to which the Company or any of its Subsidiaries has acquired the right to use any Intellectual Property.

(c) Since January 1, 2019: (i) except as would not reasonably be expected to result in material liability or disruption to their respective businesses, to the knowledge of the Company, neither the Company nor any of its Subsidiaries have, nor has the provision or use of the Company’s or its Subsidiaries’ products or services, infringed, misappropriated or otherwise violated any person’s rights in Intellectual Property; (ii) to the knowledge of the Company, no person has infringed, misappropriated or otherwise violated any of the Company’s or its Subsidiaries’ rights in Intellectual Property in any material manner; and (iii) neither the Company nor any of its Subsidiaries has sent or received any material written claim, notice or invitation to receive a license which has not since been resolved (A) alleging or suggesting any infringement, misappropriation or other violation of Intellectual Property, or (B) challenging the validity, enforceability or ownership of any Intellectual Property.

(d) The Company and its Subsidiaries have, at all times within the past three (3) years, taken commercially reasonable efforts to protect the confidentiality and value of all material Trade Secrets that are owned, used or held for use by the Company or any of its Subsidiaries, and to the knowledge of the Company, no such material Trade Secrets (including any material Company Software in source code format) have been disclosed to or accessed by any person other than pursuant to written, valid and appropriate non-disclosure and confidentiality obligations that have not been breached in any material respect.

(e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, directly or indirectly, distributed, made available for remote interaction, or otherwise used any software that is licensed pursuant to any “open source” or similar license (or any software that includes or links to any such open source or similarly licensed software) in conjunction with any of the Company’s or its Subsidiaries’ material proprietary software (“Company Software”) in a manner that requires that the Company or any Subsidiary (i) disclose or distribute any proprietary source code for such Company Software, (ii) license or otherwise make available any such Company Software on a royalty-free basis or (iii) grant any rights to any person to decompile, reverse-engineer or make derivative works of such Company Software.

(f) Since January 1, 2019, the Company and its Subsidiaries have complied in all material respects with (i) all of its and their privacy policies and (ii) all applicable laws relating to privacy, the processing of information that relates to an identified or identifiable individual (“Personal Data”), data security, and data protection (“Privacy Laws”).

(g) The Company and its Subsidiaries have implemented commercially reasonable measures, consistent with accepted industry practices, to protect the confidentiality, integrity, privacy, and security of any Personal Data and any other material confidential information (including any material trade secrets) against any (i) unauthorized access, loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of the Company, since January 1, 2019, the Company has not experienced any material Security Breach. To the knowledge of the Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that have resulted in, or would reasonably be expected to result in, material liability, cost, or business disruption to the Company, or a duty to notify any Governmental Entity.

(h) To the knowledge of the Company, since January 1, 2019, no third party has gained unauthorized access to or misused any Personal Data or material confidential information, or any computers, software servers, networks or other information technology assets (“IT Assets”) used in the operation of the businesses of the Company or any of its Subsidiaries, in each case, in a manner that would reasonably be expected to result in material liability, cost or business disruption to the Company, or a duty to notify any Governmental Entity. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, to secure such IT Assets from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Malicious Code”). To the knowledge of the Company, the IT Assets used by the Company or any of its Subsidiaries are free from any material Malicious Code, and have not, within the three (3) years prior to the date of this Agreement, experienced any material failure or malfunction.

3.21 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Company Subsidiaries) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

3.22 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Articles or the Company Bylaws (collectively, with any similar provisions of the Purchaser Charter, Purchaser Bylaws, Merger Sub 1 Articles of Organization, Merger Sub 1 Operating Agreement, Merger Sub 2 Articles of Organization or Merger Sub 2 Operating Agreement, as applicable, “Takeover Statutes”). In accordance with Subchapter 15D of the PBCL, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock or Company Preferred Stock in connection with the First Merger.

3.23 Reorganization. Each of the Company and its Subsidiaries has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent, impair or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

3.24 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Stephens Inc. to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, the matters considered, and the terms, qualifications and limitations set forth in its written opinion, the consideration to be received by the holders of Company Common Stock under this Agreement is fair from a financial point of view to such holders (other than Purchaser and its affiliates). Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Company Information. The information relating to the Company and the Company Subsidiaries that is provided in writing by the Company or the Company Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement, S-4 or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to the Company or any Company

Subsidiary will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to the Company or any Company Subsidiary will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Purchaser or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any written or oral loan, loan agreement, credit facility, note or borrowing arrangement (including securities and securities-related lending arrangements and any leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor that, as of June 30, 2021, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2021 over sixty (60) days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and the Company Subsidiaries that, as of June 30, 2021, had an outstanding balance of $1,000,000 or more and were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Loan of the Company or any Company Subsidiary (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and the Company Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company or any Company Subsidiary (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and the Company Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which the Company or any Company Subsidiary has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by the Company or any Company Subsidiary to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or the Company Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither the Company nor any Company Subsidiary is now nor has it ever been since January 1, 2019 subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(g) As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to the knowledge of the Company, will remain in full force and effect following the First Effective Time, in each case, without any further action by the Company or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof and assuming that the applicable applications, filings, notices, consents and approvals contemplated in Section 3.4 and Section 4.4 have been made or obtained.

3.27 Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company and the Company Subsidiaries reasonably have determined to be prudent and consistent with industry practice, and the Company and the Company Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of the Company and the Company Subsidiaries, the Company or the relevant Company Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by the Company or any Company Subsidiary pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither the Company nor any Company Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.28 Broker-Dealer and Investment Advisory Matters.

(a) Each of the Company and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer or investment adviser or (ii) a registered representative, registered principal, or investment adviser representative with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such, and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law.

(b) The information contained in the currently effective Forms ADV and BD as filed with the SEC by each applicable Company Subsidiary was complete and accurate in all material respects as of the time of filing thereof.

(c) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, none of the Company, any of its Subsidiaries nor to the knowledge of the Company any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended) has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed on Forms ADV or BD. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of the Company Subsidiaries nor, to the knowledge of the Company, any of its directors, officers, employees, associated persons or affiliated persons has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of the Company Subsidiaries nor, to the knowledge of the Company, any of their directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Investment Advisers Act of 1940, as amended, or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

(d) The Company has previously disclosed a list of all Company Subsidiaries that provide investment management, investment advisory and brokerage services.

3.29 Fiduciary Commitments and Duties. The Company and each of its Subsidiaries is empowered and authorized under applicable law to exercise all trust powers necessary to conduct its business in all material respects. The Company and each of its Subsidiaries has properly administered, in all material respects, all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of any applicable governing documents and applicable laws and regulations (including ERISA and all orders, agreements, trusts, wills, contracts, appointments, indentures, plans, arrangements, instruments and common law standards). Neither the Company nor its Subsidiaries, nor any of their respective current or former directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account.

3.30 Registered Funds.

(a) The Company has previously disclosed a list of all of the investment companies registered under the Investment Company Act for which the Company or its affiliates act as an investment adviser and, in the case of investment companies organized as series companies, each series as of September 30, 2021 (all such investment companies whether listed or in existence as of or following the date hereof, the “Registered Funds”), showing the net assets of each such Registered Fund as of September 30, 2021. There are no pooled investment vehicles for which the Company or its affiliates acts as investment adviser and which are not required to be registered under the Investment Company Act.

(b) Each Registered Fund has been duly organized, is validly existing and has filed the necessary certificates and paid the necessary fees due thereon under the laws of the jurisdiction of its organization and has the requisite power and authority to own its material properties and assets, and to carry on its business as it is now being conducted. Each Registered Fund is, and has been at all times required under applicable law, registered under the Investment Company Act.

(c) Since January 1, 2019, each Registered Fund has filed with the SEC (i) all registration statements and reports that it is required under applicable law to file with the SEC (and the SEC has declared all such registration statements (but not reports) effective) and (ii) all contracts that it is required under applicable law to file with the SEC, including agreements and arrangements for the distribution of shares, to which the Registered Fund is a party or by which the Registered Fund or its property is bound.

(d) Since January 1, 2019, each Registered Fund has been operated in substantial compliance with its respective internal policies and restrictions, including those set forth in each such fund’s applicable prospectus and registration statement, in each case, in all material respects.

(e) At all times since January 1, 2019, (i) at least a majority of the trustees of each Registered Fund have not been “interested persons” of the Registered Funds within the meaning of Section 2(a)(19) of the Investment Company Act, and (ii) at least two-thirds of the trustees of each Registered Fund have been elected by shareholders.

(f) Each Registered Fund’s practices with respect to preventing market timing and late trading are consistent with the descriptions thereof in their prospectuses and statements of additional information.

3.31 COVID-19 Matters.

(a) None of the Company or any Company Subsidiary has obtained any material financial aid or other assistance or relief under any federal, state or local programs adopted in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748, as amended, supplemented or otherwise modified from time to time, including by the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, S.4116 and the Consolidated Appropriations Act, 2021) and any similar or successor law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act, the Federal Reserve Main Street Lending Program and any similar non-U.S. law or program. With respect to any assistance or relief set forth in Section 3.31(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have complied in all material respects with the requirements of the applicable program.

(b) The Company has not made, and does not currently plan to make, any material changes to its supply chain or vendors in response to COVID-19.

(c) The Company and Company Subsidiaries have not implemented any measures in response to COVID-19 that involve creating, collecting, tracking, maintaining or analyzing any data relating to employees or visitors.

(d) The Company and Company Subsidiaries have materially complied with all applicable laws or regulations promulgated by Governmental Entities with respect to COVID-19, including all Occupational Safety and Health Administration and Centers for Disease Control and Prevention requirements.

(e) Section 3.31(e) of the Company Disclosure Schedule sets forth all material changes to the work force of the Company and Company Subsidiaries attributable to COVID-19, including (i) the date of any current and temporary employee furloughs, layoffs, terminations, and any permanent layoffs or terminations, (ii) the date and amount of any current and temporary employee salary or wage reductions, or other changes in employee compensation, and any permanent employee salary or wage reductions, or other permanent changes in employee compensation, (iii) any severance or other benefits offered to such employees and (iv) any changes to any employee benefit that the Company or any of the Company Subsidiaries make available to their employees.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and Company Subsidiaries have not received any written complaints or claims (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) about the Company’s (or the Company Subsidiaries’) reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19, or (iii) alleging the Company or any Company Subsidiaries failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

(g) The Company and Company Subsidiaries have not made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

3.32 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case, for the representations and warranties made by the Company in this Article III. The Company acknowledges and agrees that none of Purchaser, Merger Subs or any other person on behalf of Purchaser or Merger Subs has made or is making, and the Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUBS

Except (a) as disclosed in the disclosure schedule delivered by Purchaser to the Company concurrently herewith (the “Purchaser Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser or any of Merger Subs that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have, either individually or in the aggregate a Material Adverse Effect on Purchaser, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2018 by Purchaser pursuant to the Securities Act, or the Exchange Act (the “Purchaser Reports”) (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser and Merger Subs hereby represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Merger Sub 1 and Merger Sub 2 are each a limited liability company organized under the laws of the State of Florida. Each of Purchaser, Merger Sub 1 and Merger Sub 2 has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Purchaser, Merger Sub 1 and Merger Sub 2 is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. True and complete copies of the amended and restated articles of incorporation of Purchaser, as amended (the “Purchaser Charter”), the amended and restated bylaws of Purchaser, as amended (the “Purchaser Bylaws”), the articles of organization of Merger Sub 1, as amended (the “Merger Sub 1 Articles of Organization”), the operating agreement of Merger Sub 1, as amended (the “Merger Sub 1 Operating Agreement”), the articles of organization of Merger Sub 2, as amended (the “Merger Sub 2 Articles of Organization”) and the operating agreement of Merger Sub 2, as amended (the “Merger Sub 2 Operating Agreement”), in each case, as in effect as of the date of this Agreement, have previously been made available by Purchaser to the Company.

(b) There are no restrictions on the ability of Purchaser or any Subsidiary of Purchaser (each, a “Purchaser Subsidiary”) to pay dividends or distributions except, in the case of Purchaser or a Purchaser Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true, correct and complete list of all Purchaser Subsidiaries as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Purchaser other than the Purchaser Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of Purchaser consists of 350,000,000 shares of Purchaser Common Stock, par value $0.01 per share, and 10,000,000 shares of Purchaser Preferred Stock. As of October 19, 2021 there were (i) 205,784,742 shares of Purchaser Common Stock issued and outstanding; (ii) 7,937,940 shares of Purchaser Common Stock reserved for issuance upon the settlement of outstanding Purchaser RSU Awards; (iii) 304,173 shares of Purchaser Common Stock reserved for issuance upon the settlement of outstanding Purchaser PSU Awards (assuming performance goals are satisfied at the target level) or 456,273 shares of Purchaser Common Stock reserved for issuance upon the settlement of outstanding Purchaser PSU Awards (assuming performance goals are satisfied at the maximum level); (iv) 786,541 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding Purchaser Options; and (v) no shares of preferred stock issued and outstanding. All Merger Sub 1 LLC Interests and Merger Sub 2 LLC Interests are owned by Purchaser. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since October 19, 2021 resulting from the exercise, vesting or settlement of any Purchaser Restricted Shares, Purchaser RSU Awards, Purchaser PSU Awards and Purchaser Options (collectively, “Purchaser Equity Awards”) described in the immediately preceding two sentences and 17,452,867 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of Purchaser, Merger Sub 1 or Merger Sub 2 issued, reserved for issuance or outstanding. All the issued and outstanding shares of Purchaser Common Stock, Merger Sub 1 LLC Interests and Merger Sub 2 LLC Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser, or the sole member of Merger Sub 1 or Merger Sub 2 may vote. Other than Purchaser Equity Awards, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Purchaser, Merger Sub 1 or Merger Sub 2, or contracts, commitments, understandings or arrangements by which Purchaser, Merger Sub 1 or Merger Sub 2 may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Purchaser, Merger Sub 1 or Merger Sub 2 or that otherwise obligate Purchaser, Merger Sub 1 or Merger Sub 2 to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Purchaser Securities”). Other than the Purchaser Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Purchaser or any of its Subsidiaries is a party with respect to the voting or transfer of Purchaser Common Stock, Merger Sub 1 LLC Interests, Merger Sub 2 LLC Interests, capital stock or other voting or equity securities or ownership interests of Purchaser or Merger Subs or granting any shareholder or other person any registration rights.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Purchaser Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation.

(a) Each of Purchaser, Merger Sub 1 and Merger Sub 2 has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of Purchaser, and by Purchaser, as the sole member of each of Merger Sub 1 and Merger Sub 2. The Board of Directors of Purchaser has determined that the Mergers, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Purchaser and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers) and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of Purchaser or Merger Subs are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Subs and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser and Merger Subs, enforceable against Purchaser and Merger Subs in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock and New Purchaser Preferred Stock to be issued in the First Merger have been validly authorized (subject to the filing of the certificates of designations for the New Purchaser Preferred Stock with the Florida DOS), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Purchaser or Merger Subs, nor the consummation by Purchaser or Merger Subs of the transactions contemplated hereby (including the Mergers), nor compliance by Purchaser or Merger Subs with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Charter, the Purchaser Bylaws, the Merger Sub 1 Articles of Organization, the Merger Sub 1 Operating Agreement the Merger Sub 2 Articles of Organization or the Merger Sub 2 Operating Agreement, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser, Merger Subs or any of the other Purchaser Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser, Merger Subs or any of the other Purchaser Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Pennsylvania Department, and the approval or waiver of such applications, filings and notices, (d) the filing with FINRA of an application by the Company Broker-Dealer Subsidiary under FINRA Rule 1017 and approval of such application, which shall include an application by the Company Broker-Dealer Subsidiary on Form CMA and approval by each applicable Governmental Entity with which the Company Broker-Dealer Subsidiary is registered, (e) the filing of those additional applications, filings and notices, if any, listed in Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Proxy Statement, and the S-4, and the declaration by the SEC of the effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Florida DOS pursuant to the FLLCA and the Pennsylvania Secretary pursuant to the PBCL and the PETL and the filing of the certificates of designations for the New Purchaser Preferred Stock with the Florida DOS pursuant to the FBCA, (h) the filing of any notices or other filings under the HSR Act, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement, the issuance of the shares of New Purchaser Preferred Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock and New Purchaser Preferred Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser and Merger Subs of this Agreement or (ii) the consummation by Purchaser and Merger Subs of the Mergers and the other transactions contemplated hereby. As of the date hereof, Purchaser and Merger Subs have no knowledge of any reason why the necessary regulatory approvals and consents to be obtained by Purchaser pursuant hereto will not be received by Purchaser to permit consummation of the Mergers in accordance with this Agreement.

4.5 Reports. Purchaser and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.6 Financial Statements.

(a) The financial statements of Purchaser included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2019, the books and records of Purchaser and the Purchaser Subsidiaries have been and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and no independent public accounting firm of Purchaser has resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any Purchaser Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Purchaser and the Purchaser Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or the Purchaser Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including the Purchaser Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Purchaser, any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. Any such disclosures were made in writing by management to Purchaser’s auditors and audit committee and true and complete copies of such disclosures have been made available to the Company. To the knowledge of Purchaser, there is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2019, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Purchaser or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or the Board of Directors or similar governing body of any Purchaser Subsidiary or any committee thereof, or to the knowledge of Purchaser, to any director or officer of Purchaser or any Purchaser Subsidiary.

4.7 Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor for which Purchaser or any Purchaser Subsidiary would incur any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) Since December 31, 2020 through the date of this Agreement, Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, except for actions taken in response to Pandemic Measures or in connection with the transactions contemplated by this Agreement.

4.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the First Merger, would apply to the Initial Surviving Entity or any of its affiliates or, upon consummation of the Second Merger, would apply to the Surviving Entity or any of its affiliates).

4.10 SEC Reports. Purchaser has previously made available to the Company a true and complete copy of each communication mailed by Purchaser to its shareholders since January 1, 2019 and prior to the date hereof (other than those communications that are publicly available). No Purchaser Report filed with or furnished to the SEC by Purchaser since January 1, 2019 and no such communication (whether or not publicly available), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2019, as of their respective dates, all Purchaser Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.11 Compliance with Applicable Law.

(a) As of the date hereof, Purchaser is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, (i) Purchaser and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Purchaser, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.12 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Purchaser nor any Purchaser Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its or any affiliate’s business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any Purchaser Subsidiary been advised in writing, or to the knowledge of the Company, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Purchaser Regulatory Agreement.

4.13 Reorganization. Each of Purchaser and its Subsidiaries has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent, impair or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

4.14 Purchaser Information. The information relating to Purchaser and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Purchaser and its Subsidiaries that is provided in writing by Purchaser or its representatives specifically for inclusion in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to Purchaser or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of the Company Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15 No Other Representations or Warranties. Except for the representations and warranties made by Purchaser and Merger Subs in this Article IV, none of Purchaser, Merger Subs or any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries (including Merger Subs), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser and Merger Subs hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Purchaser, Merger Subs or any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (b) any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case, for the representations and warranties made by Purchaser in this Article IV. Purchaser acknowledges and agrees that neither the Company nor any other person on behalf of the Company has made or is making, and Purchaser has not relied upon, any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the First Effective Time. During the period from the date of this Agreement to the First Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Company Disclosure Schedule), as required by law (including the Pandemic Measures) or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) use reasonable best efforts to carry on its business consistent with prudent banking practice and in compliance in all material respects with all applicable law, and (d) take no action that would reasonably be expected to prevent, materially impair or materially delay the ability of either Purchaser or the Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances of the Company. During the period from the date of this Agreement to the First Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedule, as expressly contemplated by this Agreement or as required by law (including the Pandemic Measures), the Company shall not, and the Company shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (1) borrowings under existing credit facilities of the Company and its Subsidiaries, (2) federal funds borrowings and Federal Home Loan Bank borrowings, in each case, with a maturity not in excess of six (6) months, (3) the creation of deposit liabilities, issuances of letters of credit or obligations to confirming banks under letters of credit, sales of certificates of deposits or surety bonds, and entry into repurchase agreements and (4) the incurrence of indebtedness for borrowed money in amounts not to exceed $125 million, in the aggregate, provided, however, that Company shall consult with Purchaser prior to incurring any such indebtedness in excess of $10 million, in the aggregate, in the case of each of the foregoing clauses (2) and (3), in the ordinary course of business on terms and in amounts consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any wholly-owned Company Subsidiary, on the one hand, to the Company or any wholly-owned Company Subsidiary, on the other hand), or directly or indirectly, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations or liabilities of any other individual, corporation or other entity;

(b) (1) adjust, split, combine or reclassify any capital stock of the Company (or shares thereof);

(2) make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Company Securities or any securities of any Company Subsidiary except (A) cash dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries consistent with past practice, (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly permitted by this Agreement, in accordance with past practice and the terms of the applicable award agreements, and (C) cash dividends provided for and paid on the Company Preferred Stock in accordance with the terms of the Company Preferred Stock;

(3) except for with respect to grants to newly hired employees in the ordinary course of business consistent with past practice, grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Company Securities or any securities of any Company Subsidiary; or

(4) issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or any securities of any Company Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or any securities of any Company Subsidiary except pursuant to the exercise of Company Options or the settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof to the extent expressly permitted by this Agreement and in accordance with their terms;

(c) sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of, or discontinue, any of its material rights, properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (x) in the ordinary course of business or (y) pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or all or any portion of the property, assets, debt, business, deposits or properties of any other person, in each case, other than a wholly-owned Subsidiary of the Company;

(e) in each case, except for transactions in the ordinary course of business, enter into, terminate, amend, extend or waive any material provision of, any Company Contract (or any contract that would constitute a Company Contract if in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to the Company or any of its Subsidiaries (or the Surviving Entity);

(f) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or set forth in Section 5.2(f) of the Company Disclosure Schedule, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company employee or independent contractor (who is a natural person), except (1) for employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed twenty percent (20%) individually for any single employee or five percent (5%) in the aggregate among all employees and (2) for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice pursuant to a Company Benefit Plan listed in Section 3.11(a) of the Company Disclosure Schedule, (B) except for annual renewal of welfare benefit plans and insurance contracts for such plans, become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement, (C) except for with respect to grants to newly hired employees in the ordinary course of business consistent with past practice, grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company employee, (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $250,000 or (H) terminate the employment of any executive officer other than for cause or any of the individuals listed in Section 5.2(f) of the Company Disclosure Schedule;

(g) (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $250,000 and in the aggregate less than $1,000,000 and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity after consummation of the Mergers or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations or the Surviving Entity after consummation of the Mergers;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment;

(i) amend its charter, its bylaws or comparable governing documents of its Subsidiaries;

(j) other than with the prior email concurrence of Purchaser, (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (ii) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service;

(k) (i) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or (ii) fail to comply with applicable law;

(l) (i) enter into any material new line of business, or implement any material new sales compensation or incentive programs or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (iii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any renewal of any loan or extension of credit with a risk rating of special mention or worse (as determined in the ordinary course of business consistent with past practice under the Company’s and the Company Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $15 million in a single transaction or in the aggregate, and (B) in the case of any loan or extension of credit or renewal thereof with a risk rating of pass or higher (as determined in the ordinary course of business consistent with past practice under the Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $35 million in a single transaction;

(m) abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;

(n) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(o) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(p) incur any capital expenditures or any obligations or liabilities in respect thereof, other than any capital expenditures not to exceed $1 million individually or $10 million in the aggregate;

(q) make any changes to deposit pricing other than such changes that may be made in the ordinary course of business;

(r) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(s) (i) make any new investment or new commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or (ii) make any new investment or new commitment to develop, or otherwise take any actions to develop any real estate owned by the Company or any of its Subsidiaries;

(t) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

(u) except for loans or extensions of credit approved and/or committed as of the date of this Agreement, without forty-eight (48) hours notice prior to closing via email to an officer of Purchaser designated in writing by Purchaser, (i) make any loan in excess of $35 million; (ii) purchase a participation in any loan or pool of loans in excess of the limit set forth above; (iii) renew any loan greater than $35 million, or (iv) renew for more than twelve (12) months any loans rated “special mention” or worse;

(v) other than interest rate swaps entered in the ordinary course of business consistent with past practice, enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

(w) take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination Date or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement, in the case of each of the foregoing clauses (i) and (ii), except as may be required by applicable law;

(x) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(y) change Company Bank’s deposit sourcing strategy or practices (including deposit mix), other than immaterial and ordinary course changes to such strategy or practices consistent with Company Bank’s deposit management practices in the six (6) months prior to the date of this Agreement; or

(z) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Forbearances of Purchaser. During the period from the date of this Agreement to the First Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.3 of the Purchaser Disclosure Schedule), required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in compliance in all material respects with all applicable law. During the period from the date of this Agreement to the First Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Purchaser Disclosure Schedule, as expressly contemplated by this Agreement, as required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a) amend the Purchaser Charter or the Purchaser Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock, or adversely affect the holders of Company Common Stock relative to other holders of Purchaser Common Stock;

(b) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Purchaser and the Company shall prepare, and Purchaser and the Company shall file with the SEC, respectively, the S-4 (in which the Proxy Statement will be included) and a preliminary Proxy Statement. Purchaser and the Company, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Purchaser and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings and the Company shall as promptly as practicable thereafter mail or deliver the Proxy Statement to its shareholders. Purchaser and the Company shall use their reasonable best efforts to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company, the holders of Company Common Stock and the holders of Company Preferred Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. The Company and Purchaser shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each Requisite Regulatory Approval (without the imposition, inclusion or attachment of a Burdensome Regulatory Condition) as promptly as reasonably practicable, and, for clarity, the foregoing obligation will continue until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII. Purchaser and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to the Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised on a reasonably current basis of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in connection with or affecting the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board (in respect of the Mergers), the Pennsylvania Department and under the HSR Act or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers).

(c) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities, none of Purchaser or any of its Subsidiaries will be required to, and none of the Company or any of its Subsidiaries may (without the prior written consent of Purchaser in Purchaser’s sole discretion), take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to (i) have a material adverse effect on the Purchaser or any of its Subsidiaries (including, after giving effect to the Merger, the Surviving Entity or any of its Subsidiaries), and measured on a scale relative to the size of the Company, (ii) result in any adverse change or effect on, or restrict or limit, Purchaser’s or any of its Subsidiaries’ ability to conduct any activities or operations (including any (A) divestiture requirements or restrictions on Purchaser’s or any of its Subsidiary’s current or future business or (B) requirement to enter into or assume, directly or indirectly, any enforcement action or any other agreement with any Governmental Entity), (iii) result in Purchaser’s inability to realize to a material extent the expected benefits to it of the transactions contemplated herein, or (iv) result in a loss, diminution or suspension of Purchaser’s ability to exercise any of the powers of a financial holding company; and (y) the consummation of the Mergers or the other transactions contemplated by this Agreement shall not otherwise result in any of the effects described in (i)-(iv) (each of the results or effects described above, a “Burdensome Regulatory Condition”).

(d) Purchaser and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(e) Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed.

(f) Purchaser shall (i) be responsible for all filing and application fees associated with obtaining all consents, approvals, clearances and authorizations pursuant to this Section 6.1, including the Requisite Regulatory Approvals, and (ii) from time to time, upon reasonable request by the Company, reimburse the Company and each of its Subsidiaries for reasonable, documented out-of-pocket fees, costs and expenses (excluding any fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with the filing of any notices, reports and other filings required pursuant to this Section 6.1, or obtaining such consents, approvals, clearances and authorizations required pursuant to this Section 6.1, including the Requisite Regulatory Approvals.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws (including Pandemic Measures), the Company, for the purposes of allowing Purchaser to verify the representations and warranties of the Company and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause its Subsidiaries to, upon reasonable advance written notice by Purchaser (which may include email and not any formal notice under this Agreement), afford to the officers, employees, accountants, counsel, advisors and other representatives of Purchaser, access, during normal business hours during the period prior to the First Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems and records as Purchaser may reasonably request, and both the Company and Purchaser shall cooperate with the other party in preparing to execute after the First Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that the Company, is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law (including any Pandemic Measures), rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or in light of any Pandemic, take any action that could reasonably be expected to jeopardize the health and safety of any officer or employee of the Company or any of its Subsidiaries. The parties hereto will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Purchaser shall use its commercially reasonable efforts to minimize material interference or disruption to the Company’s or any of its Subsidiaries’ businesses or operations arising as a result of being provided any access contemplated by this Section 6.2(a). All requests for information or access made pursuant to this Section 6.2(a) shall be directed to the executive officer or other person designated by the Company.

(b) Each of Purchaser and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 2, 2021, between Purchaser and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.

6.3 Non-Control. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the First Effective Time. Prior to the First Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4 Shareholders’ Approvals.

(a) The Company shall cause a meeting of its shareholders (the “Company Meeting”) to be duly called and held as soon as reasonably practicable (but in no event later than 40 days) after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Company Vote required in connection with this Agreement and the First Merger, (b) the affirmative vote (on an advisory, non-binding basis) of the shareholders of the Company on the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement and (c) if so desired and agreed by Purchaser, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Subject to Section 6.4(b), the Company and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to the shareholders of the Company its recommendation (and including such recommendation in the Proxy Statement) that the shareholders of the Company approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”), and the Company and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Purchaser the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal, or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification recommend against any Acquisition Proposal or reaffirm the Company Board Recommendation within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after an Acquisition Proposal is made public or any request by Purchaser to do so or (v) publicly propose to do any of the foregoing (any of the foregoing actions described in clauses (i) through (v) a “Recommendation Change”) or (vi) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for an Acquisition Proposal.

(b) Subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite Company Vote, the Board of Directors of the Company may make a Recommendation Change, in which event the Board of Directors of the Company may communicate the basis for its Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto or otherwise (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), if (i)(A) the Board of Directors of the Company has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.13(a), which it believes in good faith, after consultation with its outside counsel and its financial advisors, constitutes a Superior Proposal or (B) an Intervening Event has occurred, and (ii) the Board of Directors of the Company, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, in each case, if, but only if, (1) the Company has complied in all material respects with Section 6.13(a), (2) the Company delivers to Purchaser at least four (4) business days’ prior written notice of its intention to take such action, and furnishes to Purchaser a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, the Company negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with Purchaser, during such four (4) business day period following the Company’s delivery of the notice referred to in sub-clause (2) above (to the extent Purchaser desires to so negotiate) any revision to the terms of this Agreement that Purchaser desires to propose in writing, and (4) at 5:00 p.m. Eastern Time on the final day of such four (4) business day period, the Board of Directors of the Company determines in good faith, after taking into account to all of the adjustments or revisions (if any) which may be offered by Purchaser in writing pursuant to sub-clause (3) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and, in case of actions described in either clause (i)(A) or clause (i)(B) above, it would nevertheless be inconsistent with its fiduciary duties under applicable law to make or continue to make the Company Board Recommendation (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the four (4) business day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two (2) business days remain to negotiate subsequent to the time the Company notifies Purchaser of any such material revision (it being understood that there may be multiple extensions)). As used in this Agreement, the term “Intervening Event” means any material event, change, effect, development, condition, circumstance or occurrence arising after the date of this Agreement that (I) materially improves or would be reasonably likely to materially improve the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in a manner that is disproportionate from such improvements to the business, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole, (II) was not known by, nor reasonably foreseeable to, the Board of Directors of the Company as of the date of this Agreement and (III) does not relate to any Acquisition Proposal or the end or reduction of the Pandemic; provided, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (x) changes in the trading price or trading volume of Company Common Stock or Company Preferred Stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or other developments or changes in the banking industry or in the credit, debt, financial or capital markets or in interest or exchange rates, (y) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by the Company may be taken into account to the extent not otherwise excluded by this definition) or (z) any event, change, effect, development, condition, circumstance or occurrence resulting from a breach of this Agreement by the Company or any of the Company Subsidiaries.

(c) Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at such meeting for the purpose of the shareholders of the Company considering and voting on approval of this Agreement and any other matters required to be approved by the shareholders of the Company in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, the Company shall not submit to or for a vote of its shareholders any Acquisition Proposal.

(d) The Company shall adjourn or postpone the Company Meeting if (i) as of the date of such meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, (ii) as of the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of the Company, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement the Company was required to provide to its shareholders by applicable law is provided to the shareholders of the Company a reasonable amount of time prior to such meeting; provided that, in the case of clauses (i) and (ii), without the prior written consent of Purchaser, the Company shall not adjourn or postpone the Company Meeting for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate and (B) the Company shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Vote (or, if a Recommendation Change has occurred, to establish a quorum at the Company Meeting).

6.5 Legal Conditions to Mergers. Subject in all respects to Section 6.1, each of Purchaser and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Purchaser or any of their respective Subsidiaries in connection with the Mergers, and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of Purchaser and the Company reasonably satisfactory in form and substance to Purchaser’s and the Company’s counsel.

6.6 Stock Exchange Listing.

(a) Purchaser shall cause the shares of Purchaser Common Stock and the New Purchaser Preferred Stock to be issued in the First Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.

(b) Prior to the Closing Date, the Company shall cooperate with Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Entity of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock from the NASDAQ and the deregistration of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock under the Exchange Act as promptly as practicable after the First Effective Time.

6.7 Employee Matters.

(a) From the Second Effective Time through December 31, 2022 (the “Continuation Period”), Purchaser shall provide to employees of the Company and its Subsidiaries who at the Second Effective Time become employees of the Surviving Entity or its Subsidiaries (the “Continuing Employees”) base salary or base wage, and target annual cash bonus and equity incentive opportunities, that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such employees immediately prior to the First Effective Time. From the Second Effective Time through the end of the calendar year in which the Second Effective Time occurs, Purchaser shall provide to Continuing Employees employee benefits (other than the Company 401(k) Plan) pursuant to the Company Benefit Plans, including base salary or base wage, cash and equity incentive compensation opportunities and welfare benefit plans and paid time off. Following the end of the calendar year in which the Second Effective Time occurs, Purchaser shall provide to Continuing Employees employee benefits that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries.

(b) During the Continuation Period, if Purchaser or any of its affiliates terminates the employment of any Continuing Employee without cause, Purchaser shall pay or shall cause an affiliate to pay to such Continuing Employee cash severance in an amount calculated as indicated on Section 6.7(b) of the Company Disclosure Schedule.

(c) Purchaser shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health benefits of Purchaser or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the First Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the First Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Purchaser Benefit Plan, as if such service had been performed with Purchaser, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. If requested by Purchaser in writing delivered to the Company not less than twenty (20) business days before the Closing Date, the Board of Directors of the Company (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company 401(k) Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the First Effective

Time. If Purchaser requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Purchaser with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Purchaser) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the First Effective Time, in a 401(k) plan sponsored or maintained by Purchaser, the Surviving Entity or one of their Subsidiaries (the “Purchaser 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Purchaser and the Company shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the Purchaser 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the Purchaser 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), Purchaser Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Company 401(k) Plan. For purposes of this Agreement, the term “Purchaser Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which the Purchaser or any Subsidiary or any trade or business of the Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with the Purchaser would, at the relevant time, be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(d) As of the date hereof, Purchaser does not intend to discharge or terminate any employee or officer of the Company or any of its Subsidiaries, or cause any such employee or officer to be discharged or terminated, following the Closing. Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Purchaser or the Company or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, the Company, Purchaser or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, the Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Purchaser or the Company or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or Purchaser Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan or Purchaser Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the First Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Purchaser or the Company or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the First Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Company Articles, the Company Bylaws and the governing or organizational documents of any Company Subsidiary, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the First Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the First Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides a customary undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years after the First Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the First Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Purchaser or the Company, in consultation with Purchaser, may (and at the request of Purchaser, the Company shall use its reasonable best efforts to) obtain, at or prior to the First Effective Time, a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed three hundred percent (300%) of the current annual premium paid as of the date hereof by the Company for its existing directors’ and officers’ insurance policy.

(c) The obligations of the Surviving Entity, Purchaser or the Company under this Section 6.8 shall not be terminated or modified after the First Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Company Indemnified Party or affected person.

(d) The provisions of this Section 6.8 shall survive the First Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8.

6.9 Additional Agreements. In case at any time after the First Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Initial Surviving Entity and the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Purchaser.

6.10 Advice of Changes. Purchaser and the Company shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11 Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. The Company shall (i) give Purchaser the opportunity to participate (at Purchaser’s expense) in the defense or settlement of any such litigation, (ii) give Purchaser a reasonable opportunity to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the First Effective Time upon the Surviving Entity or any of its affiliates.

6.12 Other Covenants. The Company will cause Company Bank to ensure that all of its deposits are classified in compliance with the FDIC’s Final Rule on Brokered Deposits and Interest Rate Restrictions (86 Fed. Reg. 6742) and any FAQs or other guidance issued by the FDIC related thereto as of January 1, 2022 (the effective date of such Final Rule) or such earlier date as may be required under applicable law and regulatory guidance. The parties agree that the Company will engage in reasonable measures to ensure the foregoing covenant is complied with in a manner reasonably satisfactory to Purchaser.

6.13 Acquisition Proposals.

(a) The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. Subject to Section 6.4(b) and this Section 6.13, the Company agrees that it will not, and will cause each of its Subsidiaries not to, and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13(a)), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.13(a)) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Company Vote, the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of the Company concludes in good faith (after consultation with its outside counsel and financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, the Company shall have provided such information to Purchaser and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to the Company than the Confidentiality Agreement and which shall not include any standstill provisions or provide such person with any exclusive right to negotiate with the Company (“Acceptable Confidentiality Agreement”). The Company will promptly (within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the Purchaser with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep Purchaser apprised of any related developments, discussions and negotiations on a reasonably prompt basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company. As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal which the board of directors of the Company determines, in good faith, after taking into account all legal, financial, regulatory, and other aspects of such proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a regionally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement (taking into account any proposal by Purchaser to amend the terms of this Agreement pursuant to Section 6.4(b)) and (ii) reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).” It is agreed that any violation of the restrictions on the Company set forth in this Section 6.13(a) by any officer, director, employee, consultant, advisor or other representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, shall be a breach of this Section 6.13(a) by the Company.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Corporate Governance.

(a) Effective as of the First Effective Time, and subject to the effectiveness of, and the executive’s compliance with the terms of, the applicable employment agreement (if any), Jim Getz shall serve as Chairman of Company Bank and of Chartwell Investment Partners, LLC (“Chartwell”).

(b) Effective as of the First Effective Time, and subject to regulatory requirements and compliance with Purchaser’s policies and procedures applicable to directors of Raymond James Bank, a Florida-chartered bank and wholly-owned subsidiary of Purchaser, but other than any such policies and procedures solely applicable to a Florida-chartered bank (i) the Company Bank’s board of directors shall be comprised of up to ten (10) members, at least four (4) of whom (and which shall include James Getz and Brian Fetterolf) shall be individuals serving as members of the Company Bank board of directors prior to the First Effective Time selected (prior to the First Effective Time) by the Company and reasonably acceptable to Purchaser shall remain on the board of directors of the Company Bank and (ii) Chartwell’s board of directors shall be comprised of up to ten (10) members, at least four (4) of whom shall be individuals serving as First members of the Chartwell board of directors prior to the First Effective Time, three (3) of which shall be James Getz, Brian Fetterolf, and Tim Riddle and the fourth (4th) of which shall be selected (prior to the First Effective Time) by the Company (which shall be reasonably acceptable to Purchaser), provided that additional members of such boards selected by the Purchaser shall be added such that Purchaser controls a majority of such boards.

(c) Immediately following the First Effective Time, the members of the Company Bank board of directors who will not serve as directors of the Company Bank after the First Effective Time will serve as advisors to the Company Bank board of directors. The role of such advisory directors shall be determined in good faith by the parties prior to the First Effective Time.

6.15 Public Announcements. The Company and Purchaser agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15, or (c) for such releases, announcements or statements made or proposed to be made by the Company (i) with respect to any action taken pursuant to Section 6.4(b) or (ii) in connection with any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated hereby. It is understood that Purchaser and the Company shall have joint responsibility for the preparation of joint press releases relating to this Agreement, the Mergers and the other transactions contemplated hereby.

6.16 Change of Method. The Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the First Effective Time, to change the method or structure of effecting the combination of the Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (a) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by holders of Company Common Stock in exchange for each share of Company Common Stock, (b) adversely affect the Tax treatment of the Company’s shareholders or Purchaser’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of the Company or Purchaser pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.17 Takeover Statutes. Neither the Company nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18 Treatment of Company Indebtedness. At and after the First Effective Time, Purchaser shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the indentures set forth in Section 6.18 of the Company Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the First Effective Time, Purchaser and the Company shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the First Effective Time.

6.19 Exemption from Liability Under Section 16(b). The Company and Purchaser agree that, in order to most effectively compensate and retain the Company Insiders, both prior to and after the First Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock, Company Preferred Stock and Company Equity Awards in the First Merger, and for those compensatory and retentive purposes agree to the provisions of this Section 6.19. The Company shall deliver to Purchaser in a reasonably timely fashion prior to the First Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), and the Board of Directors of Purchaser and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the First Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock, Company Preferred Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock, New Purchaser Preferred Stock or Purchaser Equity Awards by any Company Insiders who, immediately following the First Merger, will be officers or directors of Purchaser subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Securities Aggregation. From and after the date hereof, the Company and its affiliates will cooperate with Purchaser and its affiliates to identify and track commonly owned securities to assist Purchaser and its affiliates in avoiding potential aggregation issues that may arise under applicable laws, including the BHC Act, and will manage its securities positions in a manner consistent with the avoidance of such aggregation issues (including disposing of identified securities positions immediately prior to Closing). The Company and its affiliates will cooperate with Purchaser and its affiliates in the preparation and making of any regulatory filings that may be required as a result of any aggregation issues that arise as a result of commonly owned securities. For purposes of this Section 6.20, references to “commonly owned securities” and “securities positions” include holdings of securities held or controlled by a party or its affiliates beneficially or non-beneficially.

6.21 Advisory Client Consents; Fund Approvals.

(a) The Company and Purchaser will mutually agree on the forms of consent (the “Client Investment Advisory Contract Consents”), that the Company or any of its applicable Subsidiaries will send to each client of the Company and its applicable Subsidiaries under any applicable contract pursuant to which the Company or any of its Subsidiaries render investment advisory or sub-advisory services to any client of the Company or any of its Subsidiaries (“Client Investment Advisory Contracts”) twice, (i) first as soon as practicable after the date hereof and (ii) second at least forty-five (45) days prior to the expected Closing Date. The consent process set forth in this Section 6.21(a) shall be the only consent required from any client of the Company and its Subsidiaries under the applicable Client Investment Advisory Contracts in connection with this Agreement and the transactions contemplated hereby for any and all purposes under this Agreement and the transactions contemplated hereby (including the adequacy thereof).

(b) The Company and its Subsidiaries shall use their reasonable best efforts to obtain, and Purchaser shall use its reasonable best efforts to cooperate in obtaining, such authorizations and approvals of (i) the board of trustees of each Registered Fund and (ii) the shareholders of each Registered Fund, as may be reasonably required in connection with the transactions contemplated by this Agreement (the “Fund Approvals”). Purchaser agrees to cooperate in providing information, for provision to the board of trustees of each Registered Fund and for inclusion in a proxy statement to the shareholders thereof, as agreed by the Company and Purchaser.

6.22 Certain Tax Matters.

(a) Each of the Company and Purchaser shall use its reasonable best efforts to cause the Mergers, taken together, to qualify for the Intended Tax Treatment. Each of the Company and Purchaser shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). In connection with the foregoing, (i) the Company shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) or 7.3(c) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Company Tax Certificate”), and (ii) Purchaser shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) or 7.3(c) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Purchaser Tax Certificate”), in the case of each of clauses (i) and (ii), at such times as such counsel shall reasonably request.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), each party will prepare and file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers), and will not take any inconsistent position on any Tax Return unless otherwise required by applicable law. Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Mergers, taken together, may not qualify for the Intended Tax Treatment, in which case the parties shall work together in good faith to revise the transaction structure in a manner that does qualify for the Intended Tax Treatment.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a) Shareholder Approval. The Requisite Company Vote shall have been obtained.

(b) NYSE Listing. The shares of Purchaser Common Stock and New Purchaser Preferred Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All regulatory approvals necessary to permit the parties to effect the Mergers and the transactions contemplated hereby, including the Requisite Regulatory Approvals, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) either (A) no such regulatory approval shall have resulted in the imposition of (or is reasonably likely to result in the imposition of), and the consummation of the Mergers and the other transactions contemplated by this Agreement shall not have resulted in (nor are reasonably likely to result in) any Burdensome Regulatory Condition or (B) if any Burdensome Regulatory Condition was imposed or existed, such Burdensome Regulatory Condition shall no longer exist or be applicable.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of any of the Mergers or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Purchaser and Merger Subs. The obligation of Purchaser and Merger Subs to effect the Mergers is also subject to the satisfaction, or waiver by Purchaser, at or prior to the First Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b) (but only with respect to Company Bank) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a) and Section 3.2(b), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Company Bank), Section 3.3(a), Section 3.3(b)(i) and Section 3.7 (read, in each case, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company or the Surviving Entity. Purchaser shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Federal Tax Opinion. Purchaser shall have received the opinion from Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Purchaser Tax Certificate and the Company Tax Certificate.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the First Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Purchaser set forth in Section 4.1(a), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser and Merger Subs. Each of Purchaser, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of Mayer Brown LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Purchaser Tax Certificate and the Company Tax Certificate.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the First Effective Time, whether before or after receipt of the Requisite Company Vote:

(a) by mutual written consent of Purchaser and the Company;

(b) (i) by either Purchaser or the Company if any Governmental Entity whose approval is required for a Requisite Regulatory Approval has notified Purchaser or the Company that it has determined not to grant (or has rescinded or revoked if previously approved) any Requisite Regulatory Approval; (ii) by Purchaser if (A) any Burdensome Regulatory Condition is imposed in connection with any such Requisite Regulatory Approval, or the applicable Governmental Entity has notified Purchaser or the Company that it will not grant such Requisite Regulatory Approval without imposition of a Burdensome Regulatory Condition or (B) the consummation of the Mergers or any other transaction contemplated by this Agreement would result in a Burdensome Regulatory Condition or (iii) by either Purchaser or the Company if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of any of the Mergers or the transactions contemplated by this Agreement, unless, in each case of (i) and (iii), the failure to obtain such approval or the issuance of such injunction, decree, restraint or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that the right set forth in (i) and (ii) above may be exercised by the applicable party only on or after June 30, 2022; provided, further, that the parties shall continue to comply with their obligations under Section 6.1 until this Agreement is terminated in accordance with this Section 8.1(b) and if, prior to termination of this Agreement in accordance with this Section 8.1(b), as applicable, (x) any Requisite Regulatory Approval contemplated by clause (ii) hereof has been received without the imposition of any Burdensome Regulatory Condition, (y) any Burdensome Regulatory Condition imposed in connection with a Requisite Regulatory Approval contemplated by clause (ii) has been removed or is longer applicable, or (z) any Governmental Entity contemplated in clause (ii) hereof shall have notified Purchaser or the Company, as applicable, that it will grant such Requisite Regulatory Approval without imposition of a Burdensome Regulatory Condition, or that the consummation of the Mergers or any other transaction contemplated by this Agreement will not result in a Burdensome Regulatory Condition, then neither Purchaser nor the Company shall thereafter have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii);

(c) by either Purchaser or the Company if the Mergers shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”); provided that if on the Termination Date all conditions precedent to Closing in Article VII (other than those conditions that by their nature can only be satisfied at the Closing), other than the conditions precedent specified in Section 7.1(c), have been satisfied or waived, either party may (unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein), in its sole discretion, by delivering written notice to the other party prior to the Termination Date, extend the Termination Date to not later than the fifteen (15) month annivesary of the date of this Agreement; provided that, for the avoidance of doubt, such extension of the Termination Date shall not affect the right of either party to exercise its rights pursuant to Section 8.1(b) nor shall it constitute a waiver of Section 7.1(c);

(d) by either Purchaser or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or Purchaser or Merger Subs, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or Section 7.3, in the case of a termination by the Company, and which is not cured within twenty (20) days following written notice to the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Purchaser, if (i) the Company or the Board of Directors of the Company shall have made a Recommendation Change, or (ii) the Company or the Board of Directors of the Company shall have committed an intentional and material breach of its obligations under Section 6.4 or 6.13(a); and

(f) by either Purchaser or the Company, if the Requisite Company Vote shall not have been obtained upon a vote thereon taken at the Company Meeting (including any adjournment or postponement thereof).

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Merger Subs, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.15 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Purchaser, Merger Subs or the Company shall be relieved or released from any liabilities or damages arising out of its fraud or its intentional and material breach of any provision of this Agreement.

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of the Company or shall have been made directly to the shareholders of the Company or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case, with respect to the Company, and (A)(x) thereafter this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) as a result of an intentional or material breach or (z) thereafter this Agreement is terminated by Purchaser or the Company pursuant to Section 8.1(f) and (B) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay (or cause to be paid to) Purchaser, by wire transfer of same-day funds, a fee equal to $41,908,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(c) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e) or by the Company or Purchaser pursuant to Section 8.1(c) or Section 8.1(f) at a time when this Agreement was terminable by Purchaser pursuant to Section 8.1(e), then the Company shall pay (or cause to be paid to) Purchaser, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or intentional and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Purchaser and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

(f) Notwithstanding anything in this Agreement (including Section 8.2(a)) to the contrary, if the Company has paid to Purchaser (i) the Termination Fee and (ii) all amounts, if any, required to be paid by the Company pursuant to Section 8.2(e), then, other than with respect to any intentional and material breach, or fraud, none of the Company, its Subsidiaries or its affiliates shall have any other liability or obligation for any or all losses or damages suffered or incurred by Purchaser, any of its Subsidiaries or any of its affiliates in connection with this Agreement (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and, other than with respect to any intentional and material breach, or fraud, none of Purchaser, its Subsidiaries or its affiliates shall be entitled to bring or maintain any other claim, action or proceeding against any of the Company, its Subsidiaries or its affiliates arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the shareholders of the Company any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the First Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the shareholders of the Company any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the First Effective Time and the Second Effective Time, except for Sections 6.8 and 6.14 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the First Effective Time and the Second Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Attention:     James F. Getz, Chief Executive Officer

                     Karla X. Villatoro de Friedman, General Counsel

E-mail:         JGetz@tscbank.com

                      KFriedman@tscbank.com

With a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, Illinois 60606

Attention:     Paul W. Theiss

                     Reb D. Wheeler

Email:          ptheiss@mayerbrown.com

                      rwheeler@mayerbrown.com

and

(b) if to Purchaser or to Merger Subs, to:

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Attention:     Jonathan N. Santelli

Email:          Jonathan.Santelli@RaymondJames.com

With a copy (which shall not constitute notice) to each of:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:     Mitchell S. Eitel

                     Stephen M. Salley

Email:          eitelm@sullcrom.com

                      salleys@sullcrom.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge of any of the officers of Purchaser listed in Section 9.6 of the Purchaser Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day prior to the date hereof, (ii) included in the virtual data room of a party by 5:00 p.m., Eastern time, at least two (2) days prior to the date hereof, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers (vi) except for purposes of Section 5.2, the terms “ordinary course” and “ordinary course of business” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to a Pandemic. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles, except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the internal laws of the Commonwealth of Pennsylvania and that matters related to the Mergers that are exclusively governed by the internal laws of the State of Florida and the Commonwealth of Pennsylvania shall be subject to the internal laws of such jurisdictions.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located within the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Company Indemnified Party, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 9.14 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Raymond James Financial, Inc., Macaroon One LLC, Macaroon Two LLC and TriState Capital Holdings, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RAYMOND JAMES FINANCIAL, INC.

By:
Name:
Title:

MACAROON ONE LLC

By:
Name:
Title:

MACAROON TWO LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

TRISTATE CAPITAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]